Exhibit 2.5
NON-COMPETITION AGREEMENT
     This Non-Competition Agreement (this “Agreement”) is entered into as of March 31, 2008 between Idearc Media Corp., a Delaware corporation (“Publisher”), and Northern New England Spinco Inc., a Delaware corporation (“Spinco”). Capitalized terms not otherwise defined herein shall have the meanings assigned to such terms the Publishing Agreement (as defined below).
RECITALS
     WHEREAS, Verizon Communications Inc. (“Verizon”), Spinco’s ultimate parent company, and Spinco have entered into a Distribution Agreement, dated as of January 15, 2007 (the “Distribution Agreement”), pursuant to which (i) Verizon shall separate the Spinco Assets (as defined in the Distribution Agreement) from the Verizon Assets (as defined in the Distribution Agreement) and (ii) Verizon shall distribute all of the issued and outstanding shares of Spinco Common Stock to Verizon’s stockholders (the “Distribution”);
     WHEREAS, Spinco and FairPoint Communications, Inc. (“Buyer”) have entered into an Agreement and Plan of Merger, dated as of January 15, 2007 (the “Merger Agreement”), pursuant to which Buyer will merge with and into Spinco (the “Merger”) immediately after the consummation of the Distribution;
     WHEREAS, Publisher and Verizon, are parties to a Non-Competition Agreement, dated as of November 17, 2006 (the “Verizon Non-Competition Agreement”), Section 2.2(b) of which provides, among other things, that in the event Verizon ceases to provide local telephone service in all or a portion of one or more certain geographic areas (the “Verizon Service Areas”), Verizon shall, subject to certain conditions, require the acquiring Person to agree to enter into with Publisher, and Publisher shall enter into with such Person, an agreement substantially similar to the Verizon Non-Competition Agreement that relates to the relevant Verizon Service Areas;
     WHEREAS, as a result of the Distribution and the Merger, Verizon will cease to provide local telephone service in the Service Areas, which are Verizon Service Areas, and, therefore, in accordance with Section 2.2(b) of the Verizon Non-Competition Agreement, Spinco, as the acquirer of the access lines with which Verizon provides such service, and Publisher have agreed to enter into this Agreement;
     WHEREAS, in connection with the transactions contemplated by the Distribution Agreement, Publisher, Spinco and certain of Spinco’s Affiliates are, concurrently with the execution of this Agreement, entering the Publishing Agreement (the “Publishing Agreement”), pursuant to which Spinco is, among other things, designating Publisher as its exclusive official publisher of Directory Products within certain of its Service Areas, subject to the terms and conditions set forth therein;
     WHEREAS, in connection with the transactions contemplated by the Distribution Agreement and the Publishing Agreement, Spinco has agreed to certain non-competition and non-solicitation covenants, as set forth in this Agreement;
     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the Parties, intending to be legally bound, agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.1 General Rules of Construction. For all purposes of this Agreement: (i) the terms defined in this Agreement include the plural as well as the singular; (ii) all references in this Agreement to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of the body of this Agreement; (iii) pronouns of either gender or neuter include, as appropriate, the other pronoun forms; (iv) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; (v) “or” is not exclusive; (vi) “including” and “includes” shall be deemed to be followed by “but not limited to” and “but is not limited to,” respectively; (vii) any definition of or reference to any law, agreement, instrument or other document herein shall be construed as referring to such law, agreement, instrument or other document as from time to time amended, supplemented or otherwise modified; and (viii) any definition of or reference to any statute shall be construed as referring also to any rules and regulations promulgated thereunder.
     Section 1.2 Definitions. The following definitions shall apply within this Agreement.
     “Affiliate” has the meaning set forth in the Publishing Agreement.
     “Agreement” has the meaning set forth in the introductory paragraph of this Agreement.
     “Branding Agreement” means the Branding Agreement, dated as of the date hereof, between Buyer and Publisher.

     “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or obligated by law or executive order to close.
     “Buyer” has the meaning set forth in the second recital of this Agreement
     “Covenant Cure Period” has the meaning set forth in Section 3.2.
     “Directory Product” means a telephone directory product or service consisting principally of searchable (e.g., by alphabet letter or category of products or services) multiple landline telephone listings and classified advertisements that is delivered or otherwise made available to end users in tangible media (e.g., paper directories, CD-ROM), or digital media (e.g., PDA download but only downloads of a complete directory product that is otherwise published in tangible media) but shall not include any of the foregoing products or service made available or delivered by electronic media (e.g., Internet, CATV, satellite, broadcasting).
     “Distribution Agreement” has the meaning set forth in the first recital of this Agreement.
     “Excluded Affiliates” means any entity as to which Spinco does not directly or indirectly possess the sole legal or contractual right to cause such entity to enter into contractual arrangements (it being understood that no wholly owned subsidiary of Spinco shall be an Excluded Affiliate); provided that any such entity shall cease to be an Excluded Affiliate if, when and for so long as Spinco obtains the sole legal or contractual right to cause such entity to enter into contractual arrangements.
     “Internet” means the collection of computer and telecommunications facilities, including equipment and operating software, which comprise the interconnected world-wide network of networks that employ the “transmission control protocol/internet protocol,” or any predecessor or successor protocols to such protocol, and includes the world wide web.
     “Internet Services” has the meaning set forth in the Branding Agreement.
     “Law” means any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty.

     “Material Default” means, with respect to either Party, a breach of any material term, condition, covenant or obligation of this Agreement that is so material and continuing that it has the effect of abrogating such Party’s performance and the other Party’s enjoyment of the benefits under this Agreement taken as a whole, including an uncured breach by Spinco of Section 2.2(a).
     “Merger” has the meaning set forth in first recital of this Agreement.
     “Party” means each of Publisher and Spinco (collectively, the “Parties”).
     “Person” means an association, a corporation, an individual, a partnership, a limited liability company, a trust or any other entity or organization, including a Governmental Entity.
     “Publisher” has the meaning set forth in the preamble to this Agreement.
     “Publisher Parties” has the meaning set forth in the introductory paragraph of this Agreement.
     “Publishing Agreement” has the meaning set forth in the fifth recital of this Agreement.
     “Publisher Region” means the geographic area (which may not be contiguous) comprised of all of the Service Areas.
     “Remediable Breach” has the meaning set forth in Section 3.2
     “Restricted Activity Notice” has the meaning set forth in Section 3.1.
     “Spinco” has the meaning set forth in the preamble to this Agreement.
     “Spinco Restricted Activities” has the meaning set forth in Section 2.1.
     “Spinco Successor” has the meaning set forth in Section 2.2 (a).
     “Verizon” has the meaning set forth in first recital of this Agreement.

     “Voice Portal Directory” means a telephone directory product or service that the user accesses through an interactive voice portal.
ARTICLE II
SPINCO NON-COMPETITION COVENANTS
     Section 2.1 Restrictions. Subject to the exclusions, exceptions and limitations expressly set forth in this Agreement, Spinco agrees that it and its Affiliates (other than the Excluded Affiliates) (i) shall not, (ii) shall not act as a sales agent on behalf of a third Person in order to, or (iii) shall not enter into a joint venture, strategic alliance, product bundling, revenue sharing or similar arrangement with a third Person a purpose of which is to (or subsequently vote in favor of or give its consent to any modification of any such arrangement a primary purpose of which is to), publish, market, sell or distribute any Directory Products that (A) consist principally of listings and classified advertisements of subscribers in the Publisher Region and (B) are directed primarily at end users in the Publisher Region (“Spinco Restricted Activities”); provided, however, that if the Publishing Agreement is terminated with respect to any Service Area(s) (thereby causing the definition of Publisher Region to exclude such Service Area(s)), the obligations and restrictions of this Section 2.1 shall no longer apply with respect to such Service Area(s), without limiting the continued application of such obligations and restrictions with respect to the remaining Service Areas.
     Section 2.2 Successor Restrictions.
     (a) Subject to the exclusions, exceptions and limitations expressly set forth in this Agreement, following a Change of Control of Spinco whereby Spinco is no longer directly bound as a Party to this Agreement (e.g., because the Change of Control is a sale or transfer of assets or is the result of a transaction pursuant to which the successor, surviving or acquiring entity (the “Spinco Successor”) does not automatically succeed to the obligations of Spinco by operation of law), Spinco shall require the Spinco Successor to agree in writing to assume this Agreement on substantially similar terms as are then in effect hereunder.
     (b) Subject to the exclusions, exceptions and limitations expressly set forth in this Agreement, if Spinco exits any Service Area in the Publisher Region as a result of (i) a sale, assignment or other transfer of access lines, (ii) a merger or other business combination transaction with a Person in respect of access lines, or (iii) any other agreement with any third Person pursuant to which such Person shall provide local telephone service in lieu of Spinco in such Service Area (or portion thereof), and, in any of the foregoing cases, such event does not constitute a Change of Control: (A) Spinco shall, if Publisher has entered into with the acquiring Person binding agreements on terms substantially similar to the Publishing Agreement and Branding Agreement (to the extent set forth in Section 3.8(c) of the Publishing Agreement), require the acquiring Person to agree to enter into with Publisher, and Publisher shall enter into with such Person, a binding agreement on terms substantially similar to this Agreement with respect to the relevant Service Area(s) and (B) neither Publisher nor Spinco shall be released from its obligations under this Agreement other than with respect to such Service Area or portion thereof.
     Section 2.3 Exceptions and Limitations.
     (a) None of Spinco, the Spinco Successor or any of their respective Affiliates shall be deemed to have engaged in Spinco Restricted Activities with respect to marketing and sales by non-employee sales agents if such Person uses its commercially reasonable efforts, including establishing reasonable procedures, to restrict the activities of those of their respective agents and other distribution parties that are marketing Spinco local telephone service on an exclusive basis (e.g., the agents do not represent any other provider of local telephone service) from engaging in Spinco Restricted Activities.
     (b) Publisher acknowledges and agrees that none of Spinco, the Spinco Successor or any of their respective Affiliates (including the Excluded Affiliates) shall have any restrictions on the publication, marketing, sale or distribution of Directory Products directed principally at end-users outside the Publisher Region using any brand, other than the brands “SuperPages” or any combination mark of “SuperPages” and “Idearc” or any other brand of Publisher or its Affiliates.
     (c) Nothing contained in this Agreement shall prohibit any of Spinco, the Spinco Successor or any of their respective Affiliates (including, for the avoidance of doubt, the Excluded Affiliates) from engaging in any activity in which it is required by Law to engage in itself or through its Affiliates, including publishing or distributing White Pages to the extent permitted or required in the event of a Publishing Order, subject and pursuant to the terms and conditions of Section 3.11 of the Publishing Agreement.
     (d) Nothing contained in this Agreement shall restrict the Spinco Successor from continuing to publish, market, sell or distribute (on its own behalf or on behalf of any third Person) Directory Products in those Service Areas in the Publisher Region in which it was conducting any such business at the date of execution of the agreement(s) pursuant to which such Change of Control or disposition transaction occurs; provided, however, that the Spinco Successor: (i) may not materially expand the geographic scope of such Directory Products within such Service Area(s); and (ii) beginning with the publication of any Directory Product that is printed or otherwise distributed more than 15 months after the Change of Control or disposition transaction is consummated, the Spinco Successor may not brand any such Directory Product with the brand used by Spinco or any successor of Spinco (other than the Spinco Successor) that is an incumbent local exchange carrier in the Service Areas in its capacity as the incumbent local exchange carrier in the Service Area(s) covered by such Directory Product.
     (e) Nothing contained in this Agreement shall prohibit Spinco or any its Affiliates from acting as a sales agent or entering into a joint venture, strategic alliance, product bundling, revenue sharing or similar relationship with an entity that is engaged in a Spinco Restricted Activity so long as Spinco or such Affiliate (it being understood that no Person with which Spinco or any of its Affiliates enters into any relationship contemplated by this Section 2.3(e) shall be considered an Affiliate of Spinco or any of its Affiliates) is not itself engaged in any activity in connection with such relationship that is a Spinco Restricted Activity.
     (f) Nothing contained in this Agreement shall prohibit Spinco or any of its Affiliates from distributing in any Service Area a de minimis number of telephone directories that cover a geographic area that does not include such Service Area.
     (g) Nothing contained in this Agreement shall prohibit Spinco or any of its Affiliates from providing, directly or indirectly, products and services of any kind, delivered or accessed through the internet, over the telephone network, via CATV system or any other similar methods of transmission, including products or services that are available or accessible in the Publisher Region that contain searchable (e.g., by alphabet letter or category) multiple telephone listings and classified advertisements of Persons doing business and located in the Publisher Region.
     (h) Nothing contained in this Agreement shall prohibit Spinco or any of its Affiliates from providing any tangible or intangible telephone directory product consisting principally of searchable (e.g., by alphabet letter or category of products or services) multiple wireless or mobile telephone listings and classified advertisements.
     (i) Nothing contained in this Agreement shall prohibit Spinco or any of its Affiliates from providing any “411” or similar service that delivers information in the form of a voice response (live or automated), text message, web page link or download to a wireless or mobile telephone in response to a user-initiated request.
     (j) The restrictions in Section 2.1 shall cease to apply to any Affiliate of Spinco at such time as such Affiliate is no longer an Affiliate of Spinco or any successor of Spinco.
     (k) Nothing contained in this Agreement shall prohibit any of Spinco, the Spinco Successor or any of their respective Affiliates from holding and making passive investments in securities of any Person whose securities are publicly traded in a generally recognized market, provided that the equity interest of Spinco, the Spinco Successor or such Affiliate therein does not exceed 40% of the outstanding shares or interests in such Person and Spinco, the Spinco Successor or such Affiliate does not have effective control of management or policies of such Person.
     (l) Publisher acknowledges and agrees that none of Spinco, the Spinco Successor or any of their respective Affiliates shall be under any restrictions with respect to any Voice Portal Directory.
     (m) Nothing contained in this Agreement shall restrict Spinco from making an acquisition of any business that engages in activities that would, if engaged in by Spinco, constitute a violation of the restrictions contained in this Article II, so long as such activities account for less than 20% of the revenues of such business and, within two years of the date of such acquisition, Spinco disposes of (including by means of a distribution to its stockholders or placing such business in trust for sale to a third-party) or otherwise ceases, and causes its Affiliates to cease, to engage in such activities, but only to the extent conducted in the Service Areas.
     (n) Nothing contained in this Agreement shall prohibit any Excluded Affiliate from providing any product or services of any kind or nature, including products or services that would otherwise constitute Spinco Restricted Activities.
ARTICLE III
DISPUTE RESOLUTION
     Section 3.1 Notice. Publisher shall promptly notify Spinco of any activity it believes violates or will violate any of its rights under Article II (a “Restricted Activity Notice”), which Restricted Activity Notice shall indicate whether Publisher reasonably believes the alleged or threatened breach is capable of cure. Spinco shall respond in writing within 15 Business Days to any Restricted Activity Notice it receives, describing any objection to the assertions set forth in such Restricted Activity Notice or, if such matters are not objected to, describing its intentions regarding the cure of such violation(s).
     Section 3.2 Cure. If a breach or threatened breach of Spinco’s obligations under Article II is capable of cure (a “Remediable Breach”), Spinco shall have 90 days after its receipt of a Restricted Activity Notice with respect to such Remediable Breach to cure such Remediable Breach (“Covenant Cure Period”); provided, however, that such Covenant Cure Period shall be extended for such additional period of time as shall be reasonably necessary to permit Spinco to cure or cause to be cured such Remediable Breach if such Remediable Breach has not been remedied within the initial Covenant Cure Period, so long as during the initial Covenant Cure Period Spinco diligently endeavors to cure or cause to be cured such Remediable Breach, and if such extension would not reasonably be expected to have a material adverse effect on Publisher. If the existence of a Remediable Breach is disputed in good faith and a timely manner, but it is then determined pursuant to Section 3.3 that such Remediable Breach exists, Spinco shall then have 60 days from the date of such determination (or such longer period as may be reasonably necessary to cure or caused to be cured such Remediable Breach as may be permitted on the same terms and conditions set forth in the proviso to the preceding sentence) to cure or caused to be cured such Remediable Breach.
     Section 3.3 Escalation. If there is any continuing objection or dispute in connection with a Restricted Activity Notice following the Covenant Cure Period, if applicable, the Parties shall refer such dispute to a senior executive officer of each of Spinco and Publisher, who shall for 15 Business Days attempt in good faith to resolve such dispute and determine the appropriate remedial action.

ARTICLE IV
REMEDIES AND ENFORCEMENT
     Section 4.1 Injunctive Relief. Spinco recognizes and agrees that a breach or threatened breach of any of its obligations under Article II would cause irreparable harm to Publisher and its Affiliates, that Publisher’s remedies at law in the event of such breach or threatened breach would be inadequate. Accordingly, if Spinco fails to cure or cause to be cured any breach or threatened breach after notice thereof and, if applicable, expiration of the Covenant Cure Period (and any extension thereof as contemplated by Section 3.2), a restraining order or injunction or both may be issued against Spinco, in addition to, and not in lieu of, any other right or remedy that may be available to Publisher, without posting any bond or other form of security and without the necessity of proving actual damages. In connection with any such action or proceeding for injunctive relief, Spinco hereby agrees, to the maximum extent permitted by law, to have each provision of this Section 4.1 specifically enforced against it, and consents to the entry of injunctive relief against it, enforcing or restraining any breach or threatened breach of its obligations under this Agreement.
     Section 4.2 Term and Termination.
     (a) This Agreement shall become effective at the Effective Time and remain in effect until November 17, 2036, unless earlier terminated in whole or in part as provided herein.
     (b) If the Publishing Agreement is terminated in accordance with its terms, either Party may terminate this Agreement immediately.
     (c) If the Publishing Agreement is terminated with respect to one or more Service Areas pursuant to any of the provisions of Section 6.2 thereof, Spinco may terminate the restrictions under Article II with respect to such Service Area(s).
     (d) If the Branding Agreement is terminated with respect to one or more Service Areas pursuant to Section 11(c)(v) thereof, Spinco may terminate the restrictions under Article II with respect to such Service Area(s).
     Section 4.3 Acknowledgments. Spinco expressly agrees that the duration, scope and geographic area of the restrictions set forth in each of Article II are reasonable. Spinco acknowledges and agrees that the covenants and restrictions above are necessary, fundamental and required for the protection of Publisher’s business, that such covenants and restrictions relate to matters that are of a special, unique and extraordinary value and that the Parties would not enter into the Distribution Agreement or the Publishing Agreement, or the transactions contemplated thereby, without the protection provided by this Agreement.
     Section 4.4 Enforcement. The covenants set forth in Article II shall be construed as divided in separate and distinct covenants with respect to each jurisdiction. If any provision or covenant in this Agreement is more restrictive than permitted by the laws of any jurisdiction in which either Party seeks enforcement hereof, such provision shall be limited to the extent required to permit enforcement under such laws. If, in any proceeding, a court or arbitral panel refuses to enforce any of the separate covenants contained herein, then such unenforceable covenant shall be deemed eliminated from this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants to be enforced. If the provisions of this Agreement are ever deemed to exceed the duration, geographical limitations or scope permitted by applicable law, then such provisions shall be reformed to the maximum time or geographic limitations in scope, as the case may be, permitted by applicable law.
ARTICLE V
MISCELLANEOUS
     Section 5.1 Confidentiality. Each Party may disclose to the other Confidential Information. Each Party agrees to keep Confidential Information of the other Party confidential, and not to disclose such information to any third Party, except to those of its employees, subcontractors, consultants and agents with a need to know such Confidential Information solely for the purpose of performing the receiving Party’s obligations under this Agreement and the other Commercial Agreements and as otherwise permitted under this Agreement and the other Commercial Agreements; provided, that any such employees, subcontractors, consultants or agents shall first be informed by the recipient Party of the confidential nature of the Confidential Information and agree to be bound by confidentiality terms no less restrictive than those set forth herein. The recipient of Confidential Information may use the Confidential Information and make copies of Confidential Information only as reasonably necessary to perform its obligations under this Agreement and the other Commercial Agreements and as otherwise permitted under this Agreement and the other Commercial Agreements. All such copies will be subject to the same restrictions and protections as the original. Each Party will safeguard such Confidential Information from unauthorized use or disclosure with at least the same degree of care with which the recipient Party safeguards its own Confidential Information. The recipient Party will be responsible for any breach of the obligations set forth herein by the recipient’s employees, subcontractors, consultants or agents. Confidential Information belonging to a Party that is in the possession of the other Party will be returned, or destroyed at the disclosing Party’s request, within 30 days after a written request is delivered to the recipient, including any copies made by the recipient Party. If either Party loses or makes an unauthorized disclosure of the other Party’s Confidential Information, it will notify such other Party immediately and use commercially reasonable efforts to retrieve the lost or wrongfully disclosed information. A Party may disclose Confidential Information which is required to be disclosed by law, a court of competent jurisdiction or governmental or administrative agency so long as the disclosing Party has been notified of the requirement promptly after the receiving Party becomes aware of the requirement and so long as the receiving Party undertakes all lawful measures to avoid disclosing such information until the disclosing Party has had reasonable time to seek a protective order and complies with any protective order that covers the Confidential Information to be disclosed.

     Section 5.2 Further Assurances. Each Party shall take such other actions as any other Party may reasonably request or as may be necessary or appropriate to consummate or implement the transactions contemplated by this Agreement or to evidence such events or matters.
     Section 5.3 No Agency. Nothing in this Agreement, and no action of or inaction by any of the Parties, shall be deemed or construed to constitute an agency relationship between the Parties. Each Party is acting independently of the other and neither Party has the authority to act on behalf of or bind the other Party.
     Section 5.4 Governing Law; Service of Process; Jurisdiction. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws rules thereof to the extent such rules would require the application of the law of another jurisdiction. The state or federal courts located within the City of New York shall have exclusive jurisdiction over any and all disputes between the parties hereto, whether in law or equity, arising out of or relating to this agreement and the agreements, instruments and documents contemplated hereby and the parties consent to and agree to submit to the exclusive jurisdiction of such courts. Each of the Parties hereby waives and agrees not to assert in any such dispute, to the fullest extent permitted by applicable law, any claim that (i) such Party is not personally subject to the jurisdiction of such courts, (ii) such party and such Party’s property is immune from any legal process issued by such courts or (iii) any litigation or other proceeding commenced in such courts is brought in an inconvenient forum. The Parties hereby agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 5.8, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof and hereby waive any objections to service accomplished in the manner herein provided.
     Section 5.5 Waiver of Jury Trial. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
     Section 5.6 Amendments; Waivers. Except as expressly provided herein, this Agreement and any attached schedule may be amended only by agreement in writing of all Parties. No waiver of any provision nor consent to any exception to the terms of this Agreement shall be effective unless in writing and signed by all Parties and then only to the specific purpose, extent and instance so provided. No failure on the part of any Party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.

     Section 5.7 No Assignment. Neither this Agreement nor any rights or obligations hereunder are assignable by one Party without the express prior written consent of the other Party; provided, however, that:
     (i) either Party may assign this Agreement upon written notice to the other Party to any of its Affiliates without the consent of the other Party if the assigning Party requires such Affiliate to agree in writing to assume this Agreement and the assigning Party remains liable for its obligations under each such agreement;
     (ii) a Change of Control of either Party shall not be deemed to be an assignment of this Agreement, provided that if the relevant Party is no longer directly bound as a Party to this Agreement (e.g., because the Change of Control is a sale or transfer of assets or is the result of a transaction pursuant to which the successor, surviving or acquiring entity does not automatically succeed to the obligations of such Party by operation of law), the successor, surviving or acquiring entity shall agree in writing (in form and substance reasonably satisfactory to the other Party) to assume this Agreement; and
     (iii) Publisher may assign this Agreement as to the Primary Directories with respect to any Service Areas to any Person (other than an Affiliate of Publisher), provided that such Person shall agree in writing (in form and substance reasonably satisfactory to Spinco) to assume this Agreement to the extent of the relevant Service Area(s) and Spinco consents in writing to such assignment (such consent to not be unreasonably withheld).
     Section 5.8 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given: (i) immediately when personally delivered; (ii) when received by first class mail, return receipt requested; (iii) one day after being sent by Federal Express or other overnight delivery service; or (iv) when receipt is acknowledged, either electronically or otherwise, if sent by facsimile, telecopy or other electronic transmission device. Notices, demands and communications to the other Party shall, unless another address is specified by such Party in writing, be sent to the address indicated on Schedule 5.8, as such Schedule may be amended with respect to a party from time to time by such party by written notice to the other party.
     Section 5.9 Entire Agreement. This Agreement, including any schedules attached hereto, and the Commercial Agreements constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the Parties in connection therewith.
     Section 5.10 Severability. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, to achieve the intent of the Parties. All other provisions of this Agreement shall be deemed valid and enforceable to the extent possible.

     Section 5.11 Headings. The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.
     Section 5.12 Counterparts. This Agreement and any amendment hereto or any other agreement delivered pursuant hereto may be executed in one or more counterparts and by different Parties in separate counterparts. All counterparts shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Party.
     Section 5.13 Successors and Assigns; No Third Party Beneficiaries. This Agreement is binding upon and shall inure to the benefit of each Party and their respective successors or assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other Person or Governmental Entity any rights or remedies of any nature whatsoever under or by reason of this Agreement.
     Section 5.14 Representation by Counsel; Interpretation. Each Party acknowledges that it has been represented by counsel in connection with this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the Parties.
[Signature Page Follows]

     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized officers as of the day and year first above written.

NORTHERN NEW ENGLAND SPINCO INC.
By:	/s/ Stephen E. Smith
	Name:	STEPHEN E. SMITH
	Title:	VICE PRESIDENT

IDEARC MEDIA CORP.
By:	/s/ Frank P. [illegible]
Name:
Title:

Explanatory Note Regarding Schedules
The following schedule was omitted pursuant to Item 601 (b)(2) of Regulation S-K. FairPoint agrees to furnish a copy of the omitted schedule to the SEC upon request.
Non-Competition Agreement, dated as of March 31, 2008, by and between FairPoint Communications, Inc. and Idearc Media Corp.
•	Schedule 5.8 – Notices